EXHIBIT 99.1

Bion Releases Operational Update

January 19, 2012.  New York, New York.  Bion Environmental Technologies, Inc. (OTC BB/QB: BNET) released an operational update today.

The Kreider Farms system Grand Opening was held on July 21, 2011, while the system was still in the early operational shakedown phase. Comprehensive sampling and testing began in September.  The latest round of sampling demonstrates overall nitrogen management and Chesapeake Bay verified nitrogen credit production consistent with Bion’s projection of approximately 105-120 credits per cow.  Bion continues to improve the system with incremental advancements based on operations to date.

Phase 2: Bion is continuing to move forward with Phase 2 of the Kreider installation, which consists of a biomass processing and combustion project.  Bion anticipates that it will file an amended nutrient credit certification application based on a new, site-specific Edge-of-Segment (EOS) factor relative to this project.  As previously discussed in Bion’s press release of May 31, 2011, the original certification of approximately 560,000 credits was based on the application of the Pennsylvania Department of Environmental Protection (PA DEP)’s older watershed modeling tool.  The new credit application will be based on factors from the US EPA’s newly-developed watershed model.  Bion has previously projected Phase 2 credits in the 1.5 million range based upon model factors previously provided in early 2011. Final credit certification will be based upon final EPA model factors and PA DEP acceptance in its policy guidance for PA’s trading program.

Bion is negotiating with an existing renewable energy facility that utilizes waste silt coal as its feedstock to install a biomass processing system onsite under a long term processing agreement. The venture will enable the Kreider Farms layer (poultry) and cellulosic dairy solids to be efficiently utilized as a co-fuel. Bion’s co-combustion integration project will result in producing sufficient renewable energy from its layer and dairy waste to power approximately 2000 homes and will have significant expansion capacity to process additional livestock waste as co-fuels.

Technology:  Bion continues to optimize the Kreider dairy Bion system with the goal of producing a consistent renewable energy feedstock (coarse cellulosic solids), as well as a higher-value residual product (fine solids) that could be used as a single cell protein product suitable for animal feed.   Bion is also working to significantly increase nutrient removal (and therefore credits) and to produce a high-quality discharge water that could potentially be cost-effectively treated to drinking water standards and reused. The ability to produce clean water from manure treatment systems has particular applicability and value in agriculturally-rich arid regions of the US and abroad.  Bion anticipates testing various options in the first quarter of 2012 towards the goal of achieving these objectives.

The Kreider dairy installation was designed for and is providing a superior level of control over all aspects of solids management and biomass operating conditions versus any of Bion’s prior installations. This has created the opportunity to significantly improve the overall Bion micro-aerobic technology platform’s efficiencies and capabilities.  This further development increases the technology’s value with respect to renewable energy, overall environmental benefits, production of a valuable by-product and lastly, a discharge water quality that can be cost effectively treated for reuse in many parts of the world.

The overall result will be a more productive, efficient and cost effective Bion micro-aerobic livestock waste treatment technology platform.  The technology will enable livestock producers to produce protein from livestock with the most efficient energy and water utilization footprint and to convert the assets in the waste stream into usable by-products instead of environmental liabilities in a cost effective manner.

International Initiative: Bion has recently begun to leverage its technology platform to engage in discussions with various companies and national governments in Asia and the Middle East. In some of these cases, Bion’s technology platform represents a new livestock business opportunity for either domestic or offshore production in the form of integrated agriculture projects. In others, Bion’s technology adoption represents a less expensive clean water initiative, as in the Chesapeake Bay, and in some cases both. Nitrogen pollution is a worldwide problem and its impact on clean drinking water has created interest in Bion’s Kreider Farm’s installation due to our ability to measure and quantify its environmental benefits. In fact, the impact of livestock waste on water resources has been designated a national security issue in China.

Bion’s focus is to transition from a research and development company to an operating company in 2012. As part of that effort, Bion is augmenting its management team to assist it in developing opportunities and adding potential industry partners. Bion has retained Informa Economics to assist in presenting its business opportunity to the existing livestock industry and its financial participants. Informa Economics, Inc. is a world leader in broad-based domestic and international agricultural and commodity/product market research, analysis, evaluation and consulting.  Informa Economics, Inc. serves hundreds of firms, institutions and trade organizations worldwide from their headquarters in Memphis, Tennessee.

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About Bion: Bion Environmental Technologies has provided environmental treatment solutions to the agriculture and livestock industry since 1990. Bion’s patented next-generation technology provides a unique comprehensive treatment of livestock waste that achieves substantial reductions in nitrogen and phosphorus, ammonia, greenhouse and other gases, as well as pathogens, hormones, herbicides and pesticides. Bion’s process simultaneously recovers cellulosic biomass from the waste stream that can be used to produce renewable energy.

Bion recently installed its next-generation dairy waste treatment system at Kreider Dairy Farms, a 1,200 cow dairy facility in Lancaster County, Pennsylvania.  The system was installed to reduce ammonia emissions and nitrogen and phosphorus discharges, as well as greenhouse gases, odors, pathogens and other pollutants that impact both the Chesapeake Bay and local waters.  For more information, see Bion’s websites, www.biontech.com and www.bionpa.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Craig Scott

Vice President-Capital Markets

303-843-6191 direct